Exhibit 99.2

For Immediate Release

Insys Therapeutics Announces Stock Repurchase Program

PHOENIX, AZ – November 5, 2015 -- Insys Therapeutics, Inc. (Nasdaq: INSY) (“Insys” or “the Company”) today announced that its Board of Directors has approved the repurchase of up to $50 million of the Company's common stock.

"The Board of Directors and management team believe that shares of Insys’ stock are an attractive investment opportunity, and we are pleased that Insys’ strong balance sheet and cash flow enable us to return value to shareholders through a stock repurchase program,” said
Dr. John Kapoor, Chairman, President and Chief Executive Officer. “At the same time, we are continuing to invest in opportunities that will further strengthen our development pipeline and allow us to deliver long-term growth.”

The stock repurchase program is effective immediately, and there is no fixed termination date for this program. Purchases may be made in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions at management’s discretion from time to time.

The repurchase program has no time limit and may be suspended for periods or discontinued at any time.  Any shares acquired will be retired as repurchased. The Company had approximately 72 million shares of common stock outstanding as of November 3, 2015.

Insys intends to finance the share repurchase program through available cash and cash equivalents on hand.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray). The Company recently submitted a New Drug Application to the U.S. Food and Drug Administration for Syndros® (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol.

Subsys® and Syndros® are registered trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements
This release contains forward-looking statements such as the manner in which we intend to finance the stock repurchases, if any, and our statements regarding our pipeline, including our belief that Syndros® (dronabinol oral solution) has distinct advantages over the current formulation of dronabinol in soft gel capsule. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Contact:

Lisa M. Wilson

In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

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